Exhibit 99.1
DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
John R. Wallace, President and COO
Kevin K. Nanke, Treasurer and CFO
Broc Richardson, V.P. of Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES INCREASED
COMMITMENTS FOR NEW REVOLVING CREDIT FACILITY TO $295
MILLION
     DENVER, Colorado (October 27, 2008) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company (“Delta” or the “Company”), today announced that it has received commitments from its expanded bank group for a new $590 million revolving credit facility (the “credit facility”) with an initial borrowing base of $295 million, an increase from the previous borrowing base of $250 million. The increase to both the borrowing base and size of the credit facility was driven by solid reserve and production growth through drilling, primarily in the Piceance Basin, since the last redetermination of the borrowing base in April 2008. The new credit facility will have a lending group comprised of ten banks led by J.P. Morgan Securities Inc. and BMO Capital Markets. Documents are currently being finalized and the facility is expected to close no later than November 3, 2008 with a maturity date of November 1, 2011.
     “We are pleased with the support from our banks for a new credit facility with a larger borrowing base, especially in this challenging credit market environment,” commented Roger Parker, Delta’s Chairman and CEO. “We believe the increase in our borrowing base, along with the addition of two new banks to our lending group, attests to the intrinsic value of our assets, even in a lower commodity price environment. We expect to announce our 2009 capital expenditure plan when we release third quarter results on November 6, 2008. We intend to maintain liquidity by funding capital expenditures out of cash flow and, accordingly, some reductions in drilling capital expenditures have recently been implemented. The Company’s previously accelerated 2008 drilling program has created an inventory of wells that have been drilled but not yet completed. Therefore, even with a significant reduction in drilling capital expenditures, the Company expects to realize meaningful year-over-year production growth for the year ending December 31, 2009.”
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com
SOURCE: Delta Petroleum Corporation

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